FINAL

Exhibit 10.3

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT is made the 13th day of August, 2021.

BETWEEN:

RITCHIE BROS. PROPERTIES LTD.

(the “Vendor”)

-and-

3 MANCHESTER COURT HOLDINGS INC.

(the “Purchaser”)

WHEREAS:

A.	The Vendor has agreed to sell the Purchased Assets to the Purchaser and the Purchaser has agreed to purchase the Purchased Assets from the Vendor, on the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the parties covenant and agree as follows:

Article 1
INTERPRETATION
1.1	Definitions

Capitalized terms not otherwise defined in this Agreement shall have the following meanings, unless the context expressly or by necessary implication otherwise requires:

“Adjustments” means the adjustments to the Purchase Price for the Purchased Assets provided for and determined pursuant to Sections 2.5 and 2.6.

“Affiliate” means, with respect to any Person (in this definition, such Person being referred to herein as the “Subject Person”), any other Person which, directly or indirectly, is Controlled by the Subject Person, or Controls the Subject Person, or is Controlled by a Person which also Controls the Subject Person.

“Agreement” means this agreement of purchase and sale and the attached Schedules, as amended from time to time, and “Article”, “Section” and “Schedule” mean the specified article, section or schedule, as the case may be, of this Agreement.

“AML Legislation” means anti-money laundering-related and anti-terrorism financing laws, regulations, and codes of practice applicable to the Purchaser, its Affiliates, and their operations

24159175.11

from time to time, including, without limitation, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction, and “know your client” Applicable Laws, whether within Canada or elsewhere, including any regulations, guidelines or orders thereunder.

“Anti-Corruption Laws” means anti-bribery and/or anti-corruption laws, regulations, and/or ordinances applicable to the Purchaser, its Affiliates, and their operations from time to time, including, without limitation the Corruption of Foreign Public Officials Act (Canada) and the Criminal Code (Canada), and in the case of Quebec, the Unité Permanent Anti-Corruption (UPAC) pursuant to its Anti-Corruption Act (Quebec), and any other applicable anti-corruption, anti-bribery laws or Applicable Laws, whether within Canada or elsewhere, including any regulations, guidelines or orders thereunder.

“Applicable Laws” means any applicable federal, provincial, and municipal statutes, laws, regulations, orders, by-laws, standards, directions, policies, interpretations, rules, codes, orders, guidelines, permits or other requirements of any Governmental Authority having jurisdiction, and in each case, only to the extent that it has the force of law.

“Assignment and Assumption of Permitted Encumbrances” means an assignment by the Vendor, and an assumption by the Purchaser, from and after the Closing Date, of the Vendor’s right, title, interest, obligations, duties and liabilities in and under the Permitted Encumbrances, including a covenant by the Purchaser to assume all obligations of the Vendor under the Permitted Encumbrances from and including the Closing Date and to indemnify the Vendor in respect thereof and a covenant by the Vendor to indemnify the Purchaser for any matters relating to the Permitted Encumbrances during the period prior to the Closing Date, subject to the limitations in Section 4.5.

“Buildings” means all buildings, structures, erections, improvements and appurtenances located on, in or under the Lands, and “Building” means any one of the Buildings.

“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in the Province of Ontario.

“Closing” means the closing of the transaction of purchase and sale of the Purchased Assets contemplated by this Agreement, including the payment of the Purchase Price and the delivery of the Closing Documents, on the Closing Date.

“Closing Date” means the date which is twenty (20) days following the satisfaction or waiver of the last of the Vendor’s Conditions and the Purchaser’s Condition.

“Closing Documents” means the agreements, instruments and other documents to be delivered by the Vendor pursuant to Section 6.1 and the agreements, instruments and other documents to be delivered by the Purchaser pursuant to Section 6.2.

“Contracts” means all service, maintenance, management, employment and other contracts in place in respect of the Property but excluding the Ritchie Lease, the Permitted Encumbrances.

“Control” of a Person means the possession, directly or indirectly, of more than fifty percent (50%) of the economic interests in such Person or the power to direct the management and policies

24159175.11

of such Person through the ownership of voting securities or otherwise; and “Controlled” and “Controls” shall have corresponding meanings.

“Deposit” has the meaning given to that term in Section 2.3.2.

“Due Diligence Documents” means the documents and information relating to the Purchased Assets that are described in Schedule “B” hereto, to the extent in existence and within the Vendor’s possession or control.

“Due Diligence Reports” means the following reports: (i) the Property Condition Assessment prepared for the Vendor by Pinchin Ltd. and issued on June 21, 2021 following a visual assessment dated May 31, 2021; and (ii) the Phase I Environmental Site Assessment prepared for the Vendor by Pinchin Ltd. and issued on June 14, 2021 following a visual assessment dated May 31, 2021.

“Encumbrance” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claims, restrictive covenants, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property, and any agreements, options, easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing), whether registered or unregistered, affecting title to the Lands or any part thereof or interest therein.

“Environmental Baseline Report” means the Environmental Baseline Report contemplated by the Ritchie Lease.

“Environmental Laws” means all Applicable Laws governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control or discharge of, or exposure to, Hazardous Substances or intended to protect the environment or health and safety (including occupational health and safety).

“Execution Date” means the date on which the last of the Vendor and the Purchaser has executed this Agreement and delivered it to the other.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation-making entity having jurisdiction on behalf of, or as so enabled by, any of them.

“Hazardous Substances” means any contaminant, substance or material that is: (i) deemed hazardous or toxic under Environmental Laws; or (ii) prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, and is present to a degree or in an amount in excess of thresholds regulated under Environmental Laws.

“HST” means the goods and services tax and harmonized sales tax payable pursuant to the Excise Tax Act (Canada).

“Interim Period” means the period between the Execution Date and the Closing Date.

“Lands” means the lands and premises legally described in Schedule “A”, together with and subject to all easements, rights-of-way and other rights appurtenant thereto.

24159175.11

“Leases” means all executed offers to lease, agreements to lease, leases, renewals of leases, tenancy agreements, rights of occupation, licenses or other occupancy agreements granted by or on behalf of the Vendor, or its predecessors in title, to possess or occupy space within the Property or any part thereof in existence as of the date of this Agreement, together with all security, guarantees and indemnities of any Tenant’s obligations thereunder.

“Listed Designated Person” means a Person mentioned on lists of names subject to the Regulations Establishing Lists of Entities made under subsection 83.05(1) of the Criminal Code (Canada) and/or the United Nations Suppression of Terrorism Regulations and/or a listing which is currently published under the internet website addresses http://www.publicsafety.gc.ca/cnt/ntnl-scrt/cntr-trrrsm/lstd-ntts/crrnt-lstd-ntts-eng.aspx or www.osfi-bsif.gc.ca and/or includes a Person that is the subject of economic sanctions laws, regulations, embargoes, or restrictive measures administered, enacted or enforced by Governmental Authorities in the United States of America, the United Nations, the European Union, Canada and other similar governmental bodies with regulatory authority over this Agreement or the Purchaser or its Affiliates, issuing, administering, enacting or enforcing economic sanctions laws, regulations, embargoes or restrictive measures from time to time.

“Notice” has the meaning given to that term in Section 8.12.

“Off-Title Compliance Matters” means: (i) the existence of work orders, open building permits, notices of violation, deficiency notices and other matters of non-compliance with the zoning of the Lands and other requirements of Governmental Authorities with respect to the Property or with the terms and conditions of any Permitted Encumbrances; and (ii) the existence of registrations against the Vendor or a predecessor name of the Vendor under the Personal Property Security Act (Ontario) that apply to or potentially apply (by reason of the general collateral description field in a financing statement not having been completed) to the Purchased Assets.

“OMERS” means OMERS Administration Corporation, a non-share capital corporation continued pursuant to the Ontario Municipal Employees Retirement Systems Act, 2006 (Ontario), as administrator of the OMERS pension plans and as trustee of the pension funds.

“Permitted Encumbrances” means those encumbrances and other matters affecting title to the Property as set out in Schedule “B”, and any other encumbrance which has been consented to or accepted by the Purchaser in writing.

“Person” includes an individual, a corporation, a partnership, a limited partnership, a trust, an unincorporated organization, and the executors, administrators or other legal representatives of an individual in such capacity.

“Project” means the Property but excluding all personal property and chattels, if any, owned by the Vendor or any Affiliate of the Vendor situate in any Buildings and used in the operation, administration and management of any Building or any business conducted by the Vendor or any Affiliate of the Vendor, including, without limitation, all computers, accounting systems and software, wherever located, that belong to the Vendor or an Affiliate of the Vendor that are used in connection with the Purchased Assets.

“Property” means the Vendor’s fee simple interest in the Lands and the Buildings, known municipally as 3 Manchester Court, Caledon, Ontario.

24159175.11

“Purchase Price” means the purchase price for the Purchased Assets as set out in Section 2.2.

“Purchased Assets” means, collectively, all of the right, title and interest of the Vendor in the Project.

“Purchaser’s Condition Date” means that date being four (4) Business Days following the Execution Date.

“Purchaser’s Solicitors” means Blake, Cassels & Graydon LLP, Attention: Daniel Kofman and/or such other solicitors as are retained by the Purchaser from time to time and Notice of which is provided to the Vendor.

“Purchaser’s Waiver” has the meaning given to that term in Section 3.3.

“Ritchie Lease” means the lease dated as of the Closing Date to be entered into between the Purchaser, as landlord, and the Vendor, by its Affiliate Ritchie Bros. Auctioneers (Canada) Ltd. (the “Ritchie Lease Tenant”), as tenant, in respect of the entire Property, substantially in the form settled by the Purchaser and Vendor on or prior to the Execution Date.

“Surviving Covenants” means those covenants of the parties including, without limitation, indemnities, which, in accordance with the express provisions of this Agreement, shall survive the Closing.

“Tenants” means all Persons having a right to use or occupy any part of the Property pursuant to a Lease and “Tenant” means any one of the Tenants.

“Vendor’s Broker” means Avison Young Commercial Real Estate (Ontario) Inc.

“Vendor’s Solicitors” means Minden Gross LLP, and/or such other solicitors as are retained by the Vendor from time to time and Notice of which is provided to the Purchaser.

1.2	Business Days

Where anything is required to be done under this Agreement on a day that is not a Business Day, then the day for such thing to be done shall be the next following Business Day.

1.3	Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule A-Legal Description of Lands

Schedule B-Due Diligence Documents

Schedule C-Permitted Encumbrances

Schedule D-Form of Reliance Letters

Schedule E-Form of Zoning By-Law Amendment

1.4	Interpretation
1.4.1Headings and Table of Contents.  The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for

24159175.11

convenience of reference only and shall not affect the construction or interpretation of this Agreement.
1.4.2Number and Gender.  Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.
1.4.3Entire Agreement.  This Agreement and all of the Schedules to this Agreement, together with any other agreements, instruments, certificates and other documents contemplated to be executed and delivered pursuant to this Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and, except as stated in this Agreement and any of the Schedules to this Agreement and the other agreements, instruments, certificates and other documents to be executed and delivered pursuant to this Agreement, contain all of the representations, undertakings and agreements of the parties.  This Agreement supersedes all prior negotiations or agreements between the parties, whether written or verbal, with respect to the subject matter of this Agreement.  In particular, the Vendor and the Purchaser acknowledge and agree that the letter of intent between the parties dated July 14, 2021 is superseded by this Agreement.
1.4.4Currency.  All references to money shall refer to Canadian funds.  All certified cheques or bank drafts to be tendered pursuant to this Agreement shall be drawn on one of the five largest Schedule I Canadian chartered banks.
1.4.5Severability.  If any provision contained in this Agreement or its application to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected, and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.
1.4.6Time.  Time shall be of the essence of this Agreement. The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the parties or by their respective solicitors.
1.4.7Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the applicable laws of Canada.
1.4.8Liability of Officer.  If any statement is made in this Agreement or in any document or instrument contemplated to be delivered in this Agreement by any individual who is an officer of any party hereto, such statement shall be deemed to have been made in his or her capacity as an officer of such party and shall be made without personal liability to that individual.
Article 2
AGREEMENT OF PURCHASE AND SALE
2.1	Agreement of Purchase and Sale

The Vendor hereby agrees to sell, transfer, assign, set over and convey the Purchased Assets to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and assume the

24159175.11

Purchased Assets from the Vendor for the Purchase Price, on and subject to the terms and conditions of this Agreement.

2.2	Purchase Price

The purchase price for the Purchased Assets (the “Purchase Price”) shall be Two Hundred and Ten Million Dollars ($210,000,000.00), plus applicable HST.

2.3	Payment of Purchase Price

The Purchase Price payable by the Purchaser for the Purchased Assets, subject to the Adjustments, shall be paid and satisfied as follows:

2.3.1within two (2) Business Days after the Execution Date, by payment to the Vendor’s Solicitors (the “Deposit Holder”), by wire transfer, the sum of One Million Dollars ($1,000,000.00) as a deposit (the “Initial Deposit”) to be held in trust by the Deposit Holder pending completion or other termination of this Agreement and to be credited on account of the Purchase Price on Closing;
2.3.2within two (2) Business Days after the delivery by the Purchaser or the Purchaser’s Solicitors to the Vendor or the Vendor’s Solicitors of the Purchaser’s Waiver, by payment to the Deposit Holder, by wire transfer, the sum of Twenty Four Million Dollars ($24,000.000.00) as a further deposit (the “Second Deposit”) to be held in trust by the Deposit Holder pending completion or other termination of this Agreement and to be credited on account of the Purchase Price on Closing.  For the purposes of this Agreement, the expression “Deposit” means the Initial Deposit together with the Second Deposit if such Second Deposit has been paid; and
2.3.3by payment on Closing of the balance of the Purchase Price, subject to the Adjustments, by wire transfer to the Vendor’s Solicitors’ trust account, or as the Vendor may direct in writing.
2.4	Interest on Deposit

The Deposit Holder shall hold and invest the Deposit in accordance with the terms of this Section 2.4.  The Deposit Holder is hereby irrevocably authorized and directed by the parties hereto to invest the Deposit in an interest-bearing term certificate or trust account pending the Closing Date or sooner termination of this Agreement and the interest will accrue to the Purchaser’s benefit up to and including Closing and thereupon be paid over to it within five (5) Business Days following Closing, unless the Purchaser forfeits the Deposit pursuant to the terms of this Agreement, in which event the Vendor will be entitled to the interest.  If the transaction contemplated by this Agreement is not completed for any reason other than as a result of the breach or default of the Purchaser pursuant to this Agreement, the Deposit, including interest thereon, shall be forthwith returned to the Purchaser without deduction.  If the transaction contemplated by this Agreement is not completed as a result of the default or breach of the Purchaser pursuant to this Agreement, the Deposit, including all interest thereon, shall be forfeited to the Vendor as liquidated damages in full satisfaction of any other rights or remedies available to the Vendor under this Agreement or under Applicable Laws as a result of the Purchaser’s default, and, subject to the provisions of this Section 2.4, the Purchaser hereby irrevocably directs the Deposit Holder

24159175.11

to immediately forward the Deposit (together with all interest thereon) to the Vendor, or as otherwise directed by it, in such circumstances, provided that in the event of a dispute arising between the Vendor and the Purchaser as to the manner in which the Deposit is to be disbursed, the Deposit will only be disbursed by the Deposit Holder in accordance with a written direction of both of the parties hereto or in accordance with an Order of the Superior Court of Ontario and the Deposit Holder shall be entitled to bring an application to such Court to pay the Deposit into Court pursuant to Section 8.15.

2.5	Adjustments
2.5.1Adjustment Date.  Adjustments for the Purchased Assets shall be made as of the Closing Date.  Except as otherwise provided in this Agreement, the Vendor shall be responsible for all expenses and shall be entitled to all revenues accrued with respect to the Purchased Assets for the period ending on the day before the Closing Date.  Except as otherwise provided in this Agreement, the Purchaser shall be responsible for all expenses and shall be entitled to all revenues accruing with respect to the Purchased Assets for the period from and including the Closing Date.  The Closing Date shall be for the account of the Purchaser.
2.5.2Adjustment Items.  The Adjustments for the Purchased Assets shall include realty taxes, local improvement rates and charges, water and assessment rates, operating costs, utilities, utility deposits, fuel, and all other items normally adjusted between a vendor and purchaser in respect of the sale of a property similar to the Property.  In addition, the Adjustments for the Purchased Assets shall include the other matters referred to in this Agreement or the Ritchie Lease stated to be the subject of adjustment and, notwithstanding the foregoing, shall exclude the other matters referred to in this Agreement stated not to be the subject of adjustment.
2.5.3Statement of Adjustments.  A statement of Adjustments shall be delivered to the Purchaser by the Vendor at least ten (10) Business Days prior to the Closing Date and shall have annexed to it details of the calculations used to arrive at all debits and credits on the statement of Adjustments.  The Vendor shall give the Purchaser’s representatives reasonable access to all working papers and back-up materials in order to verify the statement of Adjustments.
2.5.4Readjustment. If the final cost or amount of an item which is to be adjusted has not been determined at Closing, then an initial calculation or adjustment for such item shall be made at Closing, such amount to be estimated by the Vendor, acting reasonably, as of the Closing Date on the basis of the best evidence available at Closing as to what the final cost or amount of such item will be. In each case, when such cost or amount is determined (such determination to be made as soon as possible and in any event prior to the first anniversary of Closing), including where such item was omitted from the statement of adjustments through inadvertence or otherwise, the Vendor or the Purchaser, as the case may be, shall, within thirty (30) days of determination, provide a complete statement thereof to the other and, within thirty (30) days thereafter, the Vendor and the Purchaser shall make a final adjustment as of the Closing Date for the item in question.  Notwithstanding the foregoing, there shall be no re-adjustments beyond twelve (12) months following Closing, except in connection with real property taxes.

24159175.11

2.6Specific Adjustment Items
2.6.1Tax Appeals and Refunds. To the extent the Purchaser receives payment of any refund or reassessment of realty or business taxes for any period up to but not including the Closing Date, the Purchaser shall hold such refund or reassessment payment in trust for the Vendor and shall deliver to the Vendor any such payment cheque, or a cheque in full payment of such refund or reassessment, forthwith upon receipt.  Similarly, to the extent the Purchaser is reassessed and is required to pay an increase in taxes for any period up to but not including the Closing Date, the Vendor shall be responsible for and shall pay such tax increase.
2.7Allocation of Purchase Price

The parties agree that they shall allocate the Purchase Price as between the Buildings and the Lands as follows:

Buildings:Four Million, Two Hundred Thousand Dollars ($4,200,000.00)

Lands:Balance of Purchase Price

The parties covenant and agree, as, of and from the Closing Date, to cause their books and records of account and all governmental returns, representations and any other submissions to any Governmental Authority to represent and reflect the fact and accuracy of the aforesaid allocation.

Article 3
DUE DILIGENCE AND INSPECTIONS
3.1	Access to Information

On the Execution Date, to the extent not already delivered or made available by the Vendor to the Purchaser, the Vendor shall deliver or make available in electronic form to the Purchaser, the Due Diligence Documents, to the extent in the Vendor’s possession or control.  Notwithstanding the foregoing, the Purchaser hereby acknowledges receipt of all Due Diligence Documents, subject to Section 8 of Schedule “B” attached hereto.

3.2	Acknowledgement

The Purchaser hereby acknowledges and confirms that it has completed its due diligence investigations in respect of the Property prior to executing this Agreement and that it hereby agrees to purchase the Property on Closing on an “as is, where is” basis, subject to the Vendor’s representations and warranties contained herein and otherwise on the terms and conditions of this Agreement.

3.3	Purchaser’s Condition

The Purchaser shall have a period (the “Purchaser’s Conditional Period”) commencing on the Execution Date and expiring at 5:00 p.m. (Toronto time) on the Purchaser’s Condition Date to satisfy itself, in its sole discretion, that (the “Purchaser’s Condition”):

24159175.11

(i)the Purchaser has received from the Vendor all information required by the Purchaser in order to complete its “Know Your Client” and anti-money laundering investigations in respect of the Vendor and its shareholders and Affiliates in accordance with OMERS’ internal policies and Applicable Laws, including, without limitation, a certificate of an officer of the Vendor, satisfactory to the Purchaser and its Affiliates, including, for certainty, OMERS, which discloses:
(A)the full names, addresses and occupations of each of the directors of the Vendor; and
(B)a structure chart and other information satisfactory to the Purchaser and its Affiliates, including, for certainty, OMERS, regarding the identity of the Vendor and the owners/shareholders thereof (including the full names, addresses and occupations of the individuals who own or control, directly or indirectly, twenty percent (20%) or more of the Vendor’s equity and, if the interest of any such Person is held indirectly (through a corporation, partnership or trust), the names and ownership of all intervening entities and the full names, addresses and occupations of all of the directors of such entities);
(ii)

the Purchaser has received, to the Purchaser’s and its Affiliates’ (including, for certainty, OMERS) satisfaction, that no Person disclosed pursuant to this Section 3.3 is a Person with whom the Purchaser or its Affiliates are prohibited from transacting under Applicable Laws or their internal policies; and

(iii)

the Purchaser has received such information from the Vendor and its Affiliate as Tenant under the Ritchie Lease as is required by the Purchaser to enable it to complete the checks the Purchaser requires in order to comply with its anti-money laundering and anti-terrorist financing policy and confirm to the Purchaser’s satisfaction that such checks have not identified any Person with whom the Purchaser is prohibited from transacting under Applicable Laws or their internal policies.

If the Purchaser has satisfied itself, in its sole and absolute discretion, with respect to the Purchaser’s Condition, then the Purchaser may elect to deliver a Notice indicating that the Purchaser’s Condition has been satisfied (the “Purchaser’s Waiver”).  If the Purchaser’s Waiver is not delivered to the Vendor or the Vendor’s Solicitors before the expiry of the Purchaser’s Conditional Period, this Agreement will be null and void, save and except for the obligations contained in Section 3.8, and the Deposit, together with interest earned thereon, if any, will be returned to the Purchaser without deduction.

3.4	Access to Property

Following the satisfaction or waiver of the Purchaser’s Condition, the Vendor will allow the Purchaser and the Purchaser’s authorized representatives access to the Property from time to time at mutually agreed upon times during normal business hours upon twenty four (24) hours’

24159175.11

prior written notice to carry out such reasonable inspections, investigations and tests as the Purchaser or its authorized representatives may deem necessary, at the Purchaser's sole risk and expense, provided that the Vendor or its representative shall be entitled to be present during such inspections, investigations or tests.  All such inspections, investigations and tests shall be conducted in such a manner so as not to unreasonably interfere with the occupants’ peaceful enjoyment of their premises.  The Purchaser shall repair any damage to the Property caused by such inspections, investigations and tests at the Purchaser’s expense and the Purchaser will indemnify and hold harmless the Vendor for any costs, losses, damages or liability which the Vendor may suffer or incur as a result of such damage.  This indemnity shall survive termination of this Agreement regardless of the cause of such termination and notwithstanding anything else contained in this Agreement.

The Vendor will forthwith provide to the Purchaser upon request authorizations prepared by the Purchaser’s Solicitors authorizing Governmental Authorities to release any requested information about the Property to the Purchaser and the Purchaser’s Solicitors provided that such authorizations shall state that no inspection of the Property is authorized or requested thereby.

3.5	Development Applications

The Vendor hereby authorizes the Purchaser and its representatives, consultants and agents to meet with or correspond with federal, provincial and municipal Governmental Authorities for the purposes of evaluating the potential redevelopment of the Property.  From and after the date upon which the Purchaser delivers the Purchaser’s Waiver to the Vendor or the Vendor’s Solicitors, the Vendor shall, at the Purchaser’s request, promptly execute and deliver any authorizations, applications or other consents or approvals that may be required by the Purchaser in order to submit and advance development applications in respect of the Property, including without limitation one or more applications for rezoning, a development permit or a building permit.  The Purchaser agrees that it shall be responsible for all costs and expenses with respect to such development applications and agrees that it shall not cause a rezoning of the Property to occur, or cause a development permit or building permit in respect of the Property to be issued, prior to the Closing Date.  Notwithstanding the foregoing, the Purchaser shall not submit any development application or apply for any development or building permit in connection with the Purchaser’s proposed redevelopment of the Property (“Development Applications”) prior to the Closing Date, without the Vendor’s prior consent, which consent may be unreasonably withheld or delayed, provided that the Purchaser may submit any Development Application, without the Vendor’s consent, from and after the original Replacement Property Approvals Condition Date in the event that the Replacement Property Approvals Condition Date in respect of either one or both of the Replacement Property Zoning Condition and the Replacement Property Approvals Condition is extended by the Vendor in accordance with Section 3.9. Prior to submitting any Development Applications after the original Replacement Property Approvals Date, the Purchaser shall provide copies of such Development Applications to the Vendor for its information on the understanding that the Vendor shall not be entitled to comment or require any changes thereto. The Purchaser shall withdraw any Development Applications that it has submitted after the original Replacement Property Approvals Condition Date at the Purchaser’s sole cost and expense if this Agreement is terminated as a result of one or both of the Replacement Property Zoning Condition and the Replacement Property Approvals Condition not being satisfied or waived by the Vendor.

24159175.11

3.6	Reliance Letters

The Vendor shall use reasonable commercial efforts to, at its sole cost and expense, provide a letter from each of the respective authors of the Due Diligence Reports, which letters shall be delivered to the Purchaser in executed form on or prior to fifteen (15) days following the Execution Date, shall be addressed to the Purchaser and its Affiliates and, if applicable, the Purchaser’s lender, or as otherwise directed by the Purchaser, and which letters shall be in the form attached hereto as Schedule “D” (the “Reliance Letters”). If requested by the Purchaser, the Vendor shall arrange updated Reliance Letters addressed to the Purchaser’s lender, if any, prior to Closing.

3.7	Title Examination

The Purchaser hereby acknowledges and confirms that it has completed its title and off-title searches in respect of the Property prior to executing this Agreement and that it hereby agrees to accept, on Closing, the Vendor's title to the Property as of the Execution Date subject to the Permitted Encumbrances.  The Vendor covenants and agrees with the Purchaser to discharge at its expense, prior to Closing, any Encumbrances registered against title to the Property following the Execution Date which are not Permitted Encumbrances.  Save for any requisitions made after the Execution Date relating solely to registrations made after the Execution Date, or Off-Title Compliance Matters arising after the Execution Date, the Purchaser shall be deemed to have accepted the state of the Vendor’s title to the Property as at the Execution Date.  Any writ of execution filed against the Vendor in the Land Titles Office in which the Property is registered, which is filed after the Execution Date and before the Closing Date, shall not be a Permitted Encumbrance and shall be discharged by the Vendor prior to Closing, notwithstanding any case law or Applicable Laws stating that such writ of execution may not attach to the Purchaser’s title to the Property.

3.8	Confidentiality

The Purchaser shall keep confidential all information and documentation, including, without limitation, the Due Diligence Documents, (collectively, the “Information”) obtained by the Purchaser pursuant to or in connection with this Agreement other than: (i) Information or documentation in the public domain at the time of receipt by the Purchaser; (ii) Information or documentation which thereafter becomes public through no fault or act of the Purchaser or its consultants, agents, advisors and solicitors; and (iii) Information required to be disclosed by law.  The Purchaser shall not use any of the Information for any purposes not related to the transaction contemplated by this Agreement.  The Purchaser may disclose the Information to its financial institutions, lenders or professional advisors, provided that the Purchaser advises them of the provisions of this Section 3.8 and the Purchaser’s obligations hereunder.  If this Agreement is terminated for any reason, the Purchaser shall promptly return to the Vendor all Information (other than the Purchaser’s notes and due diligence materials) and similar material, including all copies, or shall destroy all of the Purchaser’s notes and due diligence materials containing Information, save and except for Information required by law to be kept by the Purchaser’s Solicitors for its file records or by the Purchaser for its internal record keeping requirements.  The provisions of this Section 3.8 shall survive the termination of this Agreement.

24159175.11

3.9	Vendor’s Purchase of Replacement Property

The parties acknowledge that the Vendor intends to relocate its business operations from the Property to a replacement property municipally known as 205399 and 205455 County Road 109, Township of Amaranth, County of Dufferin, Province of Ontario (the “Replacement Property”) and, as purchaser, has entered into an agreement of purchase and sale (the “Replacement Property APS”) in respect of the Replacement Property, which transaction is subject to certain conditions.

The Vendor will have until 5:00 p.m. Toronto time on April 1, 2022 (the “Replacement Property Approvals Condition Date”) to:

(i) receive from the vendor under the Replacement Property APS (the “Replacement Property Vendor”) the zoning by-law amendment in full force and effect, substantially in the form attached hereto as Schedule “E” or as may otherwise be agreed upon by the Replacement Property Vendor and the Vendor (the “Replacement Property Zoning Condition”); and

(ii) receive notice from the Replacement Property Vendor that the Replacement Property Vendor has satisfied its conditions in Section 4.1(b) of the Replacement Property APS (as disclosed by the Vendor to the Purchaser prior to the Execution Date) (the “Replacement Property Approvals Condition”).

The Vendor shall extend the Replacement Property Approvals Condition Date in respect of either one or both of the Replacement Property Zoning Condition and the Replacement Property Approvals Condition and provide Notice thereof to the Purchaser, in each case on one (1) or more occasions, provided that: (i) the Replacement Property Vendor and the Vendor have agreed to extend the relevant condition in the Replacement Property APS for an equivalent period of time beyond April 1, 2022; and (ii) the extensions of the Replacement Property Approvals Condition Date, whether in respect of either one or both of the Replacement Property Zoning Condition and the Replacement Property Approvals Condition, shall not extend beyond October 1, 2022 in the aggregate without the prior written consent of the Purchaser.

In the event that the Replacement Property Approvals Condition Date in respect of either one or both of the Replacement Property Zoning Condition and the Replacement Property Approvals Condition has been extended as aforesaid beyond April 1, 2022: (i) the initial two (2) year term  of the Ritchie Lease; and (ii) the period during which the Annual Rent contained in Section 1.01(c) of the Ritchie Lease is Zero Dollars ($0.00), shall each be reduced by that number of days between April 1, 2022 and the date that the last of the Replacement Property Zoning Condition and the Replacement Property Approvals Condition have been satisfied or waived.

If the Vendor has satisfied itself, in its sole and absolute discretion, with respect to the Replacement Property Zoning Condition, then the Vendor may elect to deliver a Notice indicating that the Replacement Property Zoning Condition has been satisfied (the “Replacement Property Zoning Waiver”).  If the Replacement Property Zoning Waiver is not delivered to the Purchaser or the Purchaser’s Solicitors before 5:00 p.m. Toronto time on the Replacement Property Approvals Condition Date (as such date may be extended hereby), this Agreement will be null and void, save and except for the obligations contained in Sections 3.4 and 3.8, and the Deposit, together with interest earned thereon, will be returned to the Purchaser without deduction.

24159175.11

In addition, if the Vendor has satisfied itself, in its sole and absolute discretion, with respect to the Replacement Property Approvals Condition, then the Vendor shall deliver a Notice indicating that the Replacement Property Approvals Condition has been satisfied (the “Replacement Property Approvals Waiver”).  If the Replacement Property Approvals Waiver is not delivered to the Purchaser or the Purchaser’s Solicitors before 5:00 p.m. Toronto time on the Replacement Property Approvals Condition Date (as such date may be extended hereby), this Agreement will be null and void, save and except for the obligations contained in Sections 3.4 and 3.8, and the Deposit, together with interest earned thereon, will be returned to the Purchaser without deduction.

The Vendor shall keep the Purchaser reasonably informed, upon request, in regards to the status of the Replacement Property Zoning Condition and the Replacement Property Approvals Condition and, in the event that one or both of the foregoing conditions has not been satisfied, waived or extended based on the time periods for so doing in the Replacement Property APS, the Vendor shall promptly notify the Purchaser that such conditions have not been satisfied or waived for the purposes of this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties of Vendor

The Vendor represents and warrants to and in favour of the Purchaser that, as of the Execution Date and (except as otherwise provided in this Section 4.1) as of the Closing Date:

4.1.1Corporate Status.  The Vendor is a corporation duly incorporated and subsisting under the laws of Canada and has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements contemplated by this Agreement and to perform its obligations under this Agreement and all other agreements contemplated by this Agreement;
4.1.2Authorization.  The execution and delivery of this Agreement and all other agreements contemplated by this Agreement by the Vendor, and the consummation of the transactions contemplated by this Agreement by the Vendor, have been or on Closing will be duly authorized by all necessary action;
4.1.3No Breach of Instruments or Laws.  Neither the entering into nor the delivery of this Agreement nor the completion by the Vendor of the transactions contemplated hereby will conflict with, or constitute a default under, or result in a violation of any of the provisions of the constating documents or by-laws of the Vendor or any applicable laws;
4.1.4Ownership.  The Vendor is the sole legal and beneficial owner of the Property and other Purchased Assets;
4.1.5Residence.  The Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada);
4.1.6No Bankruptcy.  The Vendor (i) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act

24159175.11

(Canada), (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (iii) has not had any petition for a receiving order presented in respect of it, or (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution;
4.1.7Leases.  As of the Closing Date only (but not at any other date or time), there will be no Leases affecting the Property except for the Ritchie Lease and there will be no other parties who have any rights under leases, licenses or other rights of occupancy in respect of the Property;
4.1.8No Litigation.  As of the Execution Date only (but not at any other date or time), there is no claim, litigation or proceeding outstanding of which the Vendor has received notice, or, to the best of the Vendor’s knowledge, is threatened against the Vendor with respect to, or involving, the Purchased Assets.  As of the Closing Date only (but not at any other date or time), there will not be outstanding against the Vendor any judgment, decree or injunction of a court of competent jurisdiction which affects the Purchased Assets;
4.1.9Options to Purchase.  There are no options to purchase or lease or rights of first refusal to purchase or lease or any similar rights or options with respect to the Property;
4.1.10No Expropriation.  Except as may have been disclosed in the Due Diligence Documents, the Vendor has not received any written notice of the intention of any Governmental Authority to expropriate all or any part of the Property;
4.1.11No Unpaid Work.  The Vendor has paid, or will have paid prior to Closing, all amounts in respect of all work done or materials furnished to the Property or any part thereof that might give rise to any liens or privileges under the Construction Act (Ontario) against the Vendor’s interest in the Property;
4.1.12Unregistered Agreements.  To the best of the Vendor’s knowledge and except as may have been disclosed in the Due Diligence Documents, there are no unregistered agreements in respect of the Property other than the Permitted Encumbrances;
4.1.13Employees.  There are no employees employed by the Vendor or by any Person on its behalf for whom the Purchaser will incur any liabilities whatsoever as a result of the purchase of the Purchased Assets;
4.1.14Permitted Encumbrances.  To the best of the Vendor’s knowledge, there is no default nor is there any event that, with the passage of time or the giving of notice, would constitute a default existing in the performance or observance of the terms and provisions of any of the Permitted Encumbrances;
4.1.15Environmental Matters.
4.1.15.1The Vendor has not received any notice from any Governmental Authority of any material non-compliance with any Environmental Laws with respect to the Property and the Vendor has not been prosecuted for an offence

24159175.11

alleging non-compliance with any Environmental Laws with respect to the Property or been fined or otherwise sentenced or settled such prosecution short of conviction;
4.1.15.2To the best of the Vendor's knowledge, there are no violations of, or liability or potential liability with respect to the Property under, any Environmental Laws;
4.1.15.3As of the Execution Date only (but not at any other date or time), the Vendor has not received any claim or demand from any Person or Governmental Authority regarding a breach or alleged breach of any Environmental Laws with respect to the Property or the costs of clean-up of any Hazardous Substances therefrom, or notice of any such claim or demand.  As of the Closing Date only (but not at any other date or time): (i) the Vendor has not received any claim or demand from any Governmental Authority regarding a breach of any Environmental Laws with respect to the Property or the costs of clean-up of any Hazardous Substances therefrom, or notice of any such claim or demand; and (ii) there is not outstanding against the Vendor any judgment, decree or injunction of any Governmental Authority regarding a breach of any Environmental Laws with respect to the Property or the costs of clean-up of any Hazardous Substances therefrom; and
4.1.15.4Save and except as disclosed in the Due Diligence Reports, the Vendor does not have any knowledge of the release, in any manner whatsoever, of any Hazardous Substances on, to or from the Property.

If any changes occur between the Execution Date and the Closing Date necessitating a qualification to the Vendor’s representations and warranties set forth in this Section 4.1.15, then the Vendor shall deliver prompt Notice to the Purchaser of the details thereof and shall have a reasonable opportunity to address, remedy or cure any such matter that has arisen on or prior to Closing at its sole cost and expense.  To the extent that the Vendor is unable to address, remedy or cure such matter prior to Closing, it, together with the Ritchie Lease Tenant, shall deliver an undertaking to the Purchaser to do so on a joint and several basis promptly following Closing at their sole cost and expense.  Notwithstanding any other provision of this Agreement (save and except for in this paragraph, Section 7.2 or any other express obligation in this Agreement), provided that the Vendor and the Ritchie Lease Tenant complies with its obligations contained in this paragraph in respect of any such qualification to the Vendor’s representations and warranties set forth in this Section 4.1.15, the Purchaser shall not be permitted to terminate this Agreement in respect of any such inaccuracy in any such representation or warranty, the Purchaser shall be deemed to have waived any and all claims for damages, reimbursement for money expended or any other recourse or remedy relating to any such inaccuracy in any such representation or warranty, the Purchaser shall accept, as its sole remedy in respect of any such inaccuracy in any such representation or warranty, the obligations of the Vendor and the Ritchie Lease Tenant set out in this paragraph, Section 7.2 or any other express obligation in this Agreement.

24159175.11

4.1.16HST.  The Vendor is an HST registrant under the Excise Tax Act (Canada) and its registration number is 87754 7075 RT0001;
4.1.17AML.  Neither the Vendor nor any Affiliate of the Vendor nor, to the best of Vendor’s knowledge, any of its representatives, is in violation of any AML Legislation or Anti-Corruption Legislation, is a Listed Designated Person or is acting, directly or indirectly, on behalf of terrorists, terrorist organizations, narcotics traffickers or Listed Designated Persons, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable AML Legislation or Anti-Corruption Legislation;
4.1.18No Dealings With Designated Persons.  Neither the Vendor nor any Affiliate of the Vendor, in any capacity:
4.1.18.1 to the best of the Vendor’s knowledge, conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Listed Designated Person;
4.1.18.2to the best of the Vendor’s knowledge, deals in, or otherwise engages in any transaction relating to, the Property or interests in Property blocked pursuant to the order of a Governmental Authority; or
4.1.18.3engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any AML Legislation or Anti-Corruption Legislation.
4.1.19Competition Act.  For the purposes of establishing the pre-merger notification obligations of the parties under the Competition Act (Canada): (a) the aggregate book value of the assets of the Property, determined in accordance with the requirements of the Competition Act and associated notifiable transaction regulations does not exceed the sum of $93,000,000; and (b) the aggregate gross revenue from sales generated from the Property by the Vendor, determined in accordance with the requirements of the Competition Act and associated notifiable transaction regulations, does not exceed the sum of $93,000,000;
4.1.20Disclosure.  The Vendor has not intentionally withheld from the Purchaser any material information in connection with the Purchased Assets which could have a material adverse effect on the value of the Property or any redevelopment thereof by the Purchaser; and
4.1.21Tax Appeals.  As of the Execution Date only (but not at any other date or time), there are no tax appeals in respect of realty or business taxes outstanding in respect of the Property.
4.2	Representations and Warranties of Purchaser

The Purchaser represents and warrants to and in favour of the Vendor that, as of the date of this Agreement or such other date as set out below:

24159175.11

4.2.1Corporate Status.  The Purchaser is a corporation duly formed and subsisting under the laws of the jurisdiction under which it was formed and has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements contemplated by this Agreement and to perform its obligations under this Agreement and all other agreements contemplated by this Agreement;
4.2.2Authorization.  On the Closing Date, the execution and delivery of this Agreement and all other agreements contemplated by this Agreement by the Purchaser and the consummation of the transactions contemplated by this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser;
4.2.3No Breach of Instruments or Laws. Neither the entering into nor the delivery of this Agreement nor the completion by the Purchaser of the transactions contemplated hereby will conflict with, or constitute a default under, or result in a violation of (i) its formation documents, or any applicable laws;
4.2.4No Bankruptcy.  The Purchaser (i) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding-up and Restructuring Act (Canada), (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (iii) has not had any petition for a receiving order presented in respect of it, and (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution; and
4.2.5HST.  The Purchaser or its permitted assignee will on Closing be an HST registrant under the Excise Tax Act (Canada).
4.3	Non-Waiver

No investigations made by or on behalf of the Vendor or the Purchaser at any time shall have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the other party pursuant to this Agreement.  Prior to Closing, each party covenants to give Notice to the other party if it becomes aware of any breach of any representation or warranty given by the other party contained in this Agreement, and if the party giving such Notice completes the transaction contemplated by this Agreement and if the party receiving such Notice completes the transaction contemplated by this Agreement, then the party giving such Notice shall be deemed to have waived its rights in respect of any such breach.  Whether or not either party elects to terminate this Agreement as a result of a breach of any representation or warranty given by the other party, such party shall be deemed to have waived any and all claims for damages, reimbursement for money expended or any other recourse or remedy relating to any such inaccuracy in any representation or warranty, save and except where any such inaccuracy in any representation or warranty was as a result of or contributed to by a breach by the party giving such representation or warranty (as opposed to a third party for which a party exerts no influence or control).  No waiver of any condition or other provision contained in this Agreement, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

For the purposes of this Agreement, any Assignee pursuant to Section 8.8 shall be deemed to have the same knowledge and information as the Purchaser, and vice versa.

24159175.11

4.4	Acknowledgements of the Purchaser

The Purchaser acknowledges and agrees that, save as otherwise expressly provided in this Agreement and subject to the Closing Documents to be delivered by the Vendor to the Purchaser pursuant to Section 6.1, the representations and warranties of the Vendor contained in Section 4.1 and the terms of the Ritchie Lease:

4.4.1on Closing, title to the Property shall be subject to the Permitted Encumbrances;
4.4.2in entering into this Agreement, the Purchaser has relied and will continue to rely entirely and solely upon its own inspections and investigations with respect to the Purchased Assets, including, without limitation, the physical and environmental condition of the Property and a review of the documentation delivered or made available to the Purchaser pursuant to this Agreement, and the Purchaser acknowledges it is not relying on any information furnished by the Vendor or any other person or entities on behalf of or at the direction of the Vendor in connection therewith;
4.4.3the Property is being purchased and assumed by the Purchaser on an “as is, where is” basis as of the Closing Date and without any express or implied agreement, representation or warranty of any kind whatsoever as to the title, condition, area, suitability for development, physical characteristics, profitability, use or zoning,  the existence of latent defects, any environmental matter, the quality thereof or as to the accuracy, currency or completeness of any information or documentation supplied or to be supplied in connection with the Property and, without limiting the foregoing, any and all conditions or warranties expressed or implied pursuant to the Sale of Goods Act (Ontario) will not apply and are waived by the Purchaser; and
4.4.4on Closing, the Purchaser shall fully and irrevocably release the Vendor from any and all claims that the Purchaser may now have or hereafter acquire against the Vendor for any cost, loss, liability, damage, expense, demand, action or cause of action arising from any information or documentation in respect of the Lands. Without limiting the foregoing but except as expressly provided herein, the Vendor is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person.

The Vendor shall have no obligations or responsibility to the Purchaser after Closing with respect to any matter relating to the Purchased Assets or the condition thereof save as otherwise expressly provided in this Agreement or as provided in any of the Closing Documents or the Ritchie Lease.  The provisions of this Section 4.4 shall not merge on, but shall survive, Closing.

4.5	Survival

The representations, warranties, and certifications contained in this Agreement or in any Closing Documents and the Surviving Covenants shall not merge on Closing but shall continue in full force and effect for the benefit of the party entitled thereto for a period of twelve (12) months following the Closing Date (the “Survival Period”).  The Vendor or the Purchaser, as the case may be, shall give Notice to the other of a breach of such other party’s representations and warranties, together with details thereof, promptly after becoming aware of each such breach and

24159175.11

no later than expiry of the Survival Period.  Notwithstanding any other provision of this Agreement or of any Closing Document, no claim may be asserted or pursued against a party, or any action, suit or other proceedings commenced or pursued, for or in respect of any breach of any representation and warranty made by a party in this Agreement or in any Closing Document unless Notice of such claim is received by the party who made the representation or warranty on or prior to the last day of the Survival Period; and, upon the expiry of the Survival Period, all such representations and warranties shall cease to have any effect except to the extent Notice of such claim with sufficient detail of the claim has been previously given in respect thereof in accordance with this Section 4.5, save and except only that the Surviving Covenants regarding adjustments of real property taxes as set out in Sections 2.5.4 and 2.6.1 and the representations and warranties set out in Sections 4.1.1, 4.1.2, 4.1.5 and 4.1.17 shall survive indefinitely.

Article 5
CONDITIONS
5.1	Conditions of the Purchaser

The obligation of the Purchaser to complete the transactions contemplated by this Agreement on Closing shall be subject to the following conditions (individually a “Purchaser’s Condition”):

5.1.1Purchaser’s Condition.  The Purchaser shall have delivered the Purchaser’s Waiver on or before 5:00 p.m. (Toronto time) on the Purchaser’s Condition Date.
5.1.2Performance of Vendor Obligations.  On the Closing Date, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed in all material respects.
5.1.3Representations and Warranties.  On the Closing Date, the representations and warranties of the Vendor set out in Section 4.1 which are to apply as of the Closing Date shall be true and accurate in all material respects and the Vendor shall have delivered to the Purchaser a certificate of a senior officer of the Vendor, dated the Closing Date, to this effect.

The Purchaser’s Conditions are for the sole benefit of the Purchaser and may be waived in whole or in part by the Purchaser, in its sole discretion, by Notice to the Vendor prior to the applicable date for the satisfaction of each of them.

5.2	Conditions of the Vendor

The obligation of the Vendor to complete the transactions contemplated by this Agreement on Closing shall be subject to the following conditions (individually a “Vendor’s Condition”):

5.2.1Board Approval.  Intentionally Deleted.
5.2.2Replacement Property Zoning Condition.  The Vendor shall have delivered the Replacement Property Zoning Waiver on or before 5:00 p.m. (Toronto time) on the Replacement Property Approvals Condition Date (as such date may be extended hereby).

24159175.11

5.2.3Replacement Property Approvals Condition.  The Vendor shall have delivered the Replacement Property Approvals Waiver on or before 5:00 p.m. (Toronto time) on the Replacement Property Approvals Condition Date (as such date may be extended hereby).
5.2.4Performance of Purchaser Obligations.  On the Closing Date, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser shall have been complied with or performed in all material respects.
5.2.5Payment of Purchase Price.The balance of the Purchase Price as shown on the Statement of Adjustments shall have been wired to the trust account of the Vendor’s Solicitors.
5.2.6Representations and Warranties.  On the Closing Date, the representations and warranties of the Purchaser set out in Section 4.2 which are to apply as of the Closing Date shall be true and accurate in all material respects and the Purchaser shall have delivered to the Vendor a certificate of a senior officer of the Purchaser, dated the Closing Date, to this effect.

The Vendor’s Conditions are for the sole benefit of the Vendor and may be waived in whole or in part by the Vendor, in its sole discretion, by Notice to the Purchaser prior to the applicable date for the satisfaction of each of them.

5.3	Not Conditions Precedent

The Purchaser’s Conditions and the Vendor’s Conditions are conditions to the obligations of the parties to this Agreement and are not conditions precedent to the existence or enforceability of this Agreement.

5.4Non-Satisfaction of Conditions
5.4.1In the event the Purchaser’s Condition set forth in Section 5.1.1 is not satisfied or waived as evidenced by a written confirmation from the Purchaser to the Vendor to such effect given on or prior to the applicable date for its satisfaction, then such Purchaser’s Condition shall be deemed not to have been satisfied whereupon this Agreement shall terminate without any further action of any party; and upon such termination, the Vendor and the Purchaser shall be released from all of their liabilities and obligations under this Agreement (except those expressly stated to survive such termination) and the Deposit (and any interest accrued thereon) shall be released to the Purchaser. The Purchaser’s Conditions set forth in Sections 5.1.2 and 5.1.3 shall be deemed to be satisfied unless, prior to the applicable date for their respective satisfaction, the Purchaser confirms in writing the termination of this Agreement due to the applicable Purchaser’s Condition not being satisfied and the Purchaser not waiving same whereupon this Agreement shall terminate without any further actions of any party; and upon such termination, the Vendor and the Purchaser shall be released from all of their liabilities and obligations under this Agreement (except those expressly stated to survive such termination) and the Deposit (and any interest accrued thereon) shall be released to the Purchaser.  Notwithstanding the foregoing, to the extent a Purchaser’s Condition in Section 5.1.2 or 5.1.3 has not been satisfied due to the default of the Vendor, any such termination shall not release the Vendor from its liabilities as a result

24159175.11

of any such breach and the Purchaser shall be entitled to all rights and remedies available at law or in equity resulting therefrom.
5.4.2In the event the Vendor’s Conditions set forth in Sections 5.2.1, 5.2.2 and 5.2.3 are not satisfied or waived as evidenced by a written confirmation from the Vendor to the Purchaser to such effect given on or prior to the applicable date for their respective satisfaction, then such Vendor’s Conditions shall be deemed not to have been satisfied whereupon this Agreement shall terminate without any further action of any party; and upon such termination, the Vendor and the Purchaser shall be released from all of their liabilities and obligations under this Agreement (except those expressly stated to survive such termination) and the Deposit (and any interest accrued thereon) shall be released to the Purchaser. The Vendor’s Conditions set forth in Sections 5.2.4, 5.2.5 and 5.2.6 shall be deemed to be satisfied unless, prior to the applicable date for their respective satisfaction, the Vendor confirms in writing the termination of this Agreement due to the applicable Vendor’s Condition not being satisfied and the Vendor not waiving same whereupon this Agreement shall terminate without any further actions of any party; and upon such termination, the Vendor and the Purchaser shall be released from all of their liabilities and obligations under this Agreement (except those expressly stated to survive such termination) and the Deposit (and any interest accrued thereon) shall be released to the Purchaser.  Notwithstanding the foregoing, to the extent a Vendor’s Condition in Section 5.2.4, 5.2.5 and 5.2.6 has not been satisfied due to the default of the Purchaser, any such termination shall not release the Purchaser from its liabilities as a result of any such breach and the Vendor shall be entitled to the rights and remedies set out in Section 2.4.
5.4.3Each party agrees to proceed in good faith and with promptness and reasonable diligence to attempt to satisfy those conditions contained in Sections 5.1 and 5.2 that are within its respective control, acting reasonably.  Without limiting the foregoing, upon the written request of the Purchaser, the Vendor covenants to provide updates as reasonably requested by the Purchaser in respect of the status of the satisfaction of the Vendor’s Replacement Property Zoning Condition and Replacement Property Approvals Condition.
5.4.4All Vendor’s Conditions and Purchaser’s Conditions shall be deemed to be satisfied if Closing occurs.
Article 6
PREPARATION OF CLOSING DOCUMENTS
6.1	Vendor’s Closing Documents

On Closing, subject to the provisions of this Agreement, the Vendor shall cause to be prepared and the Vendor shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Purchaser the following items:

6.1.1a Transfer/Deed of Land for the Property to the Purchaser, or as it may direct in accordance with this Agreement, which shall have been released for registration by the Vendor’s Solicitor to the Purchaser’s Solicitor pursuant to the DRA as set forth in Section 6.5, with the Planning Act (Ontario) statements completed;
6.1.2the Assignment and Assumption of Permitted Encumbrances;

24159175.11

6.1.3a certificate of the Vendor executed by a senior officer of the Vendor certifying (in such capacity, not in such senior officer’s personal capacity and without personal liability) that:
(a)	the Vendor is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada); and
(b)	the representations and warranties of the Vendor set out in Section 4.1 which are to apply as of the Closing Date are true and accurate in all material respects as of the Closing Date;
6.1.4an undertaking by the Vendor to readjust the Adjustments in accordance with the terms of this Agreement;
6.1.5the Ritchie Lease;
6.1.6an officer’s certificate of the Vendor certifying that the information disclosed pursuant to Section 3.3 has not changed or, if such information has changed, an officer’s certificate of the Purchaser updating such information as of the Closing Date;
6.1.7a no-interest letter from each of the secured parties in respect of: (A) the registrations (together the “PPSA Registrations”) made under: (i) the Personal Property Security Act (Ontario) under File No. 727868241 in favour of Bank of America, N.A., as Administrative Agent, as secured party; (ii) the Personal Property Registry System (British Columbia) under Base Reg. No. 021839K/Control No. D4530634 in favour of Bank of America, N.A., as Administrative Agent, and Bank of America, N.A., as secured parties; and (B) any other registrations against the Vendor or a predecessor name of the Vendor under the Personal Property Security Act (Ontario) that apply to or potentially apply (by reason of the general collateral description field in a financing statement not having been completed) to the Purchased Assets; and
6.1.8such other documentation required by this Agreement or relating to the completion of the transactions contemplated by this Agreement as the Purchaser may reasonably require (including, without limitation, any certificate of an officer, without personal liability, as may reasonably and customarily requested by a title insurer);

all in form and substance satisfactory to the Purchaser and the Vendor, each acting reasonably and in good faith, provided that none of the Closing Documents shall contain covenants, representations or warranties that are in addition to or more onerous upon either the Vendor or the Purchaser than those expressly set forth in this Agreement, including this Section 6.1.

6.2	Purchaser’s Closing Documents

On Closing, subject to the provisions of this Agreement, the Purchaser shall pay to the Vendor, or as it may otherwise direct in writing, the balance due on closing in accordance with the Statement of Adjustments and shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Vendor the following items:

24159175.11

6.2.1the Assignment and Assumption of Permitted Encumbrances;
6.2.2the HST Certificate and Indemnity;
6.2.3a certificate of the Purchaser executed by a senior officer of the Purchaser certifying (in such capacity, not in such senior officer’s personal capacity and without personal liability) that the representations and warranties of the Purchaser set out in Section 4.2 which are to apply as of the Closing Date are true and accurate in all material respects as of the Closing Date;
6.2.4an undertaking by the Purchaser to readjust the Adjustments in accordance with the terms of this Agreement;
6.2.5the Ritchie Lease;
6.2.6a non-disturbance agreement (the “NDA”) in respect of the Ritchie Lease from the Purchaser’s mortgagee, duly executed by the Purchaser’s mortgagee, unless the Purchaser’s mortgagee consents to the registration by the Vendor on Closing of a short form of the Ritchie Lease on title to the Property in priority to the Purchaser’s mortgage, in which case the execution and delivery of the NDA by the Purchaser will not be required.  The NDA will be prepared using the mortgagee’s standard form of non-disturbance agreement, subject to such revisions as may be agreed upon by the Vendor and the mortgagee and their respective solicitors, each acting reasonably, and shall, in any event, provide that: (i) so long as the Ritchie Lease Tenant is not in default under the Ritchie Lease beyond any applicable cure period, such mortgagee will recognize the Ritchie Lease Tenant’s rights in respect of the Ritchie Lease and the Ritchie Lease Tenant will be permitted to remain in occupation of the Property, without disturbance, notwithstanding that the landlord may be in default under such mortgagee’s security; and (ii) such mortgagee shall, so long as it remains in possession of the Property or is the successor of landlord or is enforcing its rights and remedies under its security, perform and observe all of landlord's covenants and obligations under the Ritchie Lease;
6.2.7the Environmental Baseline Report; and
6.2.8such other documentation required by this Agreement or relating to the completion of the transactions contemplated by this Agreement as the Vendor may reasonably require;

all in form and substance satisfactory to the Purchaser and the Vendor, each acting reasonably and in good faith, provided that none of the Closing Documents shall contain covenants, representations or warranties that are in addition to or more onerous upon either the Vendor or the Purchaser than those expressly set forth in this Agreement, including this Section 6.2.

6.3	HST
6.3.1The Purchaser shall not be required to pay harmonized sales tax (“HST”) to the Vendor on Closing if it delivers an undertaking to self-assess and to remit HST in accordance with applicable legislation, confirmation that it is a "registrant" for the purposes of collecting and remitting HST under the Excise Tax Act (Canada) and its agreement to indemnify and save harmless the Vendor from all claims, liabilities, penalties, interest, costs

24159175.11

and legal and other expenses incurred, directly or indirectly, in connection with the assessment of HST payable in respect of the transaction contemplated under this Agreement and any failure by the Purchaser to self-assess and remit such HST as aforesaid (the "HST Certificate and Indemnity").
6.3.2If the Purchaser is purchasing any interest in the Property as agent for or in trust for another person, then the HST Certificate and Indemnity shall confirm that the other person for whom the Purchaser is purchasing the Property is the beneficial owner of such interest and such person is a "registrant" for the purposes of collecting and remitting HST under the Excise Tax Act (Canada).
6.4	Registration and Other Costs

The Vendor shall be responsible for the costs of the Vendor’s Solicitors in respect of this transaction.  The Purchaser shall be responsible for the costs of the Purchaser’s Solicitors in respect of this transaction.  The Purchaser shall be responsible for and pay any land transfer taxes payable on the transfer of the Purchased Assets, all registration fees payable in respect of registration by it of any documents on Closing (other than discharges of Encumbrances which are not Permitted Encumbrances and required to be made by the Vendor, which shall be the responsibility of the Vendor) and all federal and provincial sales and other taxes payable by a purchaser upon or in connection with the conveyance or transfer of the Purchased Assets .  If the Purchaser does not or cannot execute and deliver the HST Certificate and Indemnity, it shall pay to the Vendor all HST applicable to the Purchase Price.

The Purchaser shall indemnify and save harmless the Vendor and its shareholders, directors, officers, employees, advisors and agents from all claims, actions, causes of action, proceedings, losses, damages, costs, liabilities and expenses incurred, suffered or sustained as a result of a failure by the Purchaser:

(a)	to pay any federal, provincial or other taxes payable by the Purchaser in connection with the conveyance or transfer of the Purchased Assets, whether arising from a reassessment or otherwise, including provincial retail sales tax and harmonized sales tax, if applicable; and/or
(b)	to file any returns, certificates, filings, elections, notices or other documents required to be filed by the Purchaser with any federal, provincial or other taxing authorities in connection with the conveyance or transfer of the Purchased Assets.

This Section shall survive and not merge on Closing.

6.5	Escrow Closing and Registration

The Vendor and the Purchaser covenant and agree to cause their respective solicitors to enter into a document registration agreement (the "DRA") in the form recommended by the Law Society of Ontario to govern the electronic submission of the Transfer/Deed of Land for the Property to the applicable Land Registry Office.  The DRA shall outline or establish the procedures and timing for completing all registrations electronically and provide for all Closing Documents and closing funds to be held in escrow pending the submission of the transfer/deeds to the Land Registry Office and their acceptance by virtue of each registration document being assigned a

24159175.11

registration number. The DRA shall also provide that if there is a problem with the Teraview electronic registration system that does not allow the parties to electronically register all registration documents on Closing, the Closing Date shall be deemed to be extended until the next day when the system is accessible and operating for the Land Registry Office applicable to the Property.

6.6	Closing Arrangements

This Agreement shall be completed by 5:00 p.m. Toronto time on the Closing Date at the offices of the Vendor’s Solicitors or as otherwise agreed upon by the Vendor’s Solicitors and the Purchaser’s Solicitors, subject to real property registrations being electronically effected at the applicable Land Registry Office, at which time vacant possession of the Property shall be given by the Vendor to the Purchaser subject to the Ritchie Lease.

Article 7
OPERATION UNTIL CLOSING AND SPECIAL PROVISIONS
7.1	Operation Until Closing
7.1.1Continued Management.  During the Interim Period, the Vendor shall cause the Project to be operated, managed and maintained in the ordinary course of business consistent with its past practice and as would a reasonable and prudent owner of properties similar to the Project in the Greater Toronto Area.  During the Interim Period, the Vendor shall continue in force all policies of insurance currently maintained with respect to the Project in such amounts and on such terms as would a prudent owner of a comparable property and shall give all notices and present claims under all insurance policies in a timely fashion.
7.1.2Work Orders.  In the event that any work order or notice of violation by any Government Authority or any other Off-Title Compliance Matter is issued against the Lands during the period commencing from and after the Execution Date to and including the Closing Date and which, for clarity, was not in existence as of the Execution Date, the Vendor hereby covenants to remedy and/or comply with such work order, notice of violation or Off-Title Compliance Matter at its sole cost and expense prior to Closing, failing which, the Vendor will provide its undertaking to the Purchaser to comply with such work order, notice of violation or Off-Title Compliance Matter within thirty (30) days after the Closing Date or such longer period of time as may be reasonably required to achieve such compliance, provided the Vendor diligently proceeds to comply with same.
7.1.3Leases.  Following the Execution Date, the Vendor shall not enter into any lease or agreement to lease with respect to, or enter into any other agreement creating or granting any rights of occupancy in respect of, any space elsewhere at the Property, save and except for the Ritchie Lease. Any Leases in respect of the Property (other than the Ritchie Lease) shall be terminated by the Vendor on or prior to Closing (but effective no later than Closing such that the Vendor delivers vacant possession of the Property subject only to the Ritchie Lease) at the sole cost and expense of the Vendor and the Vendor shall indemnify and save harmless the Purchaser from any and all losses, damages or claims in respect of such Leases.  This Section 7.1.3 shall survive and not merge on Closing.

24159175.11

7.1.4Contracts.  The Vendor represents and warrants that there are no Contracts in place in respect of the Property, other than those contracts which the Vendor elects to keep in place in order to discharge its obligations (or those of the Ritchie Lease Tenant under the Ritchie Lease) (the “Tenant Contracts”).  From and after the Execution Date, the Vendor shall not enter into any new Contracts (other than Tenant Contracts), without the prior consent of the Purchaser. The Vendor shall indemnify and save harmless the Purchaser from any and all losses, damages or claims in respect of such Tenant Contracts. This Section 7.1.4 shall survive and not merge on Closing.
7.1.5Proposed Agreements.  The Vendor covenants and agrees with the Purchaser that, from and after the Execution Date, the Vendor shall not enter into any agreement with a Governmental Authority or any other Person in respect of any potential or threatened expropriation, conveyance in lieu of expropriation or any other conveyance in respect of the Property (each, a "Proposed Agreement").  The Vendor shall give Notice to the Purchaser of any Proposed Agreement, together with a copy of the Proposed Agreement and all information that would be reasonably required for the Purchaser to be able to decide whether to grant its approval thereof and the Purchaser shall have a period of fifteen (15) Business Days following receipt of such Notice from the Vendor within which to determine whether to grant its approval, which approval may be arbitrarily or unreasonably withheld.  If the Purchaser fails to give Notice to the Vendor of its approval or disapproval within such fifteen (15) Business Day period, the Purchaser shall be deemed to have not approved such Proposed Agreement.
7.2	Risk

The Project shall be at the risk of the Vendor until completion of the transactions contemplated by this Agreement.  If any loss or damage (including, without limitation, any environmental loss or damage, whether resulting from the discharge of any Hazardous Substances on the Lands or otherwise, howsoever caused) occurs to the Buildings or the Lands on or before the Closing Date, then neither party shall have any right to terminate this Agreement by virtue thereof, the parties shall complete the transactions contemplated hereby without further delay or extension of the Closing Date and the Vendor and the Ritchie Lease Tenant, on a joint and several basis, shall assume sole responsibility for the remediation of such loss or damage at its sole cost and expense and deliver an undertaking to the Vendor on Closing to do so. The provisions of this Section 7.2 shall not merge on, but shall survive, Closing.

Article 8
GENERAL
8.1	Obligations as Covenants

Each agreement and obligation of the parties contained in this Agreement, even though not expressed as a covenant, shall be considered for all purposes to be a covenant.

8.2	Amendment of Agreement

Subject to Section 8.5, no modification or amendment of this Agreement shall be binding unless executed in writing by the parties in the same manner as the execution of this Agreement.

24159175.11

8.3	Further Assurances

Each of the parties shall from time to time hereafter and upon any reasonable request of the other party, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

8.4	Waiver

The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.5	Solicitors as Agents and Tender

Any notice, approval, waiver, agreement, instrument, document or communication permitted, required or contemplated by this Agreement may be given or delivered and accepted or received by the Purchaser’s Solicitors on behalf of the Purchaser and by the Vendor’s Solicitors on behalf of the Vendor and any tender of Closing Documents and the balance of the Purchase Price may be made upon the Purchaser’s Solicitors and the Vendor’s Solicitors, as the case may be.  The Vendor and the Purchaser acknowledge and agree that insofar as the tender of any documents to be electronically registered is concerned, the tender of same will be deemed to be effective and proper when the solicitor for the party tendering has completed all steps required by Teraview in order to complete this transaction that can be performed or undertaken by the tendering party’s solicitor without the cooperation or participation of the other party’s solicitor, and specifically when the tendering party’s solicitor has electronically “signed” the Transfer/Deed and any other Closing Document, if any, to be electronically registered for completeness and granted access to the other party’s solicitor to same, but without the necessity of the tendering party’s solicitor actually releasing such documents to the other party’s solicitor for registration.

8.6	Merger

Except as otherwise expressly set out herein, this Agreement shall merge with the closing of the transaction contemplated herein.  Except as otherwise provided in this Agreement, no representations, warranties, covenants or agreements of either the Vendor or the Purchaser shall survive Closing. This Section 8.6 shall survive Closing.

8.7	Expenses

Each party shall be responsible for its own legal and other expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.

8.8	Assignment

The Purchaser shall have the right to assign this Agreement after the Purchaser’s Condition Date to an Affiliate of the Purchaser (the “Assignee”) without the consent of the Vendor provided that: (i) such assignment shall not release the Purchaser from its obligations and liabilities under this Agreement until Closing; (ii) evidence satisfactory to the Vendor, acting reasonably, is

24159175.11

provided to substantiate that the Purchaser and the Assignee are Affiliates; and (iii) prior to such assignment taking effect, the Assignee enters into the Vendor’s form of assignment and assumption agreement pursuant to which the Assignee assumes all of the Purchaser’s obligations under this Agreement and the Purchaser acknowledges its continued liability under this Agreement notwithstanding such assignment until the purchase and sale transaction contemplated in this Agreement is fully completed, and thereafter the original Purchaser shall be released from such obligations.  In addition, the Vendor acknowledges that the Purchaser may direct that title to the Project be taken in the name of an Affiliate of the Purchaser, in which case such Affiliate will take the benefit of all covenants herein contained as they relate to the Project.

8.9	Planning Act of Ontario

This Agreement and the transactions reflected herein are subject to compliance with Section 50 of the Planning Act of Ontario.

8.10	Institutional Mortgages

In the event that a discharge of any Charge/Mortgage or collateral security thereto (including PPSA registrations related thereto), held by a chartered bank, trust company or insurance company is not available on Closing, the Purchaser shall accept the Vendor’s Solicitor’s personal undertaking addressed to the Purchaser, the Purchaser’s Solicitor and the Purchaser’s lender’s solicitor to obtain, out of the closing funds, a discharge and to register or cause to be registered same within sixty (60) days following Closing and to provide registration particulars to the Purchaser’s Solicitors; provided that on or before Closing, the Vendor shall provide to the Purchaser a mortgage discharge statement from the mortgagee that sets out the balance required to obtain the discharge, together with the Vendor’s direction to pay to the mortgagee out of the closing funds the amount required to obtain the discharge.

8.11	Successors and Assigns

All of the covenants and agreements contained in this Agreement shall be binding upon the parties and their respective successors and permitted assigns and shall enure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns pursuant to the terms and conditions of this Agreement.

8.12	Notices
8.12.1Addresses for Notice.  Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement (the “Notice”) shall be in writing and shall be given by personal delivery or by courier during regular business hours on any Business Day or by email or other electronic communication, in each case to the applicable address set out below:
(a)	in the case of the Vendor addressed to it at:

Ritchie Bros. Properties Ltd.

9500 Glenlyon Parkway

Burnaby, British Columbia

V5J 0C6

24159175.11

Attention:Andy Renton, Manager, Property Portfolio
Email:arenton@rbauction.com

with a copy to the Vendor’s Solicitors at:

Minden Gross LLP

145 King Street West, Suite 2200
Toronto, Ontario

M5H 4G2

Attention:Boris W. Zayachkowski

Email:bzayachkowski@mindengross.com

(b)	and in the case of the Purchaser addressed to it at:

c/o Blake, Cassels & Graydon LLP

Commerce Court West, 199 Bay Street, Suite 4000

Toronto, Ontario

M5L 1A9

Attention: Daniel Kofman

Email:daniel.kofman@blakes.com

8.12.2Receipt of Notice.  Any Notice, if personally delivered or delivered by courier, shall be deemed to have been validly and effectively given and received on the date of such delivery and if sent by email or other electronic communication, shall be deemed to have been validly and effectively given and received on the Business Day it was sent provided that it is prior to 5:00 p.m. on such Business Day, and otherwise on the next following Business Day if sent after 5:00 p.m.
8.12.3Change of Address.  Any party may, from time to time, change its address under this Section by Notice to the other party given in the manner provided by this Section.
8.13	Commissions

The Vendor’s Broker represents the Vendor in the within transaction and the Vendor has agreed to pay a commission to the Vendor’s Broker pursuant to a separate commission agreement entered into between the Vendor and the Vendor’s Broker. The Purchaser represents and warrants that no broker was involved in this Agreement or the transaction contemplated hereby on behalf of the Purchaser.  This Section shall survive the Closing.

8.14	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.  Counterparts may be executed by portable document format (PDF) and the parties adopt any signatures received by portable document format (PDF) as original signatures of the parties; provided, however, that if requested, any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so transmitted by portable document format (PDF).

24159175.11

8.15	Joint Direction

In holding and dealing with the Deposit and any interest earned thereon pursuant to this Agreement, the Deposit Holder shall continue to represent the Vendor and is not bound in any way by any agreement (other than this Agreement), and the Deposit Holder shall not be considered to assume any duty, liability or responsibility other than to hold the Deposit and any interest earned thereon in accordance with the provisions of this Agreement and to pay the Deposit and any interest earned thereon to the party becoming entitled thereto in accordance with the terms of this Agreement except in the event of a dispute between the parties as to the entitlement to the Deposit and any interest earned thereon, in which event the Deposit Holder may, in its sole, unfettered and unreviewable discretion, pay the Deposit and any interest earned thereon into the Superior Court of Justice (Ontario), whereupon the Deposit Holder shall have no further obligations relating to the Deposit and any interest earned thereon.  The Deposit Holder will not, under any circumstances, be required to verify or determine the validity of any joint direction of the parties as to the disposition of the Deposit and the Deposit Holder is hereby relieved of any liability or responsibility for any loss or damage which may arise as the result of the acceptance by the Deposit Holder of a joint direction in good faith so long as the Deposit Holder has no written notice to the contrary.

8.16Agreement Confidentiality

The Vendor and the Purchaser agree that all negotiations regarding the Project shall be confidential and will not be disclosed to anyone other than each party’s respective legal counsel, accountants, lenders, internal staff, consultants, municipal officials, agents and equity partners.  Furthermore, the Vendor and the Purchaser agree that no press or other publicity release or communication to the general public concerning the proposed transaction will be issued without the other party’s prior approval, unless such disclosure is required as part of the zoning by-law amendment process, namely public notices and/or public meetings, or by law.  In the event that a press release or any other disclosure/filing in respect of the transaction is required by law, the party issuing the release or other disclosure/filing will provide the other party with an opportunity to review and comment on such release or other disclosure/filing prior to it being issued or filed. Otherwise any press releases in respect of the transaction shall require the prior written approval of the Purchaser, not to be unreasonably withheld or delayed.

[Remainder of page intentionally left blank]

24159175.11

FINAL

IN WITNESS WHEREOF the Purchaser has executed this Agreement this 13th day of August, 2021.

3 MANCHESTER COURT HOLDINGS INC.
Per:	/s/ Randy Hoffman
Name: Randy Hoffman Title: Senior Vice President
I have the authority to bind the corporation

Per:	/s/ Andrea L. Fellows-Paparizos
Name: Andrea L. Fellows-Paparizos Title: Vice President
I have the authority to bind the corporation

IN WITNESS WHEREOF the Vendor hereby acknowledges and confirms its acceptance of this Agreement this 13th day of August, 2021.

RITCHIE BROS. PROPERTIES LTD.
Per:	/s/ Darren Watt
Name: Darren Watt Title: Director
I have the authority to bind the corporation

Signature Page – Purchase Agreement

24159175.11

SCHEDULE A

LEGAL DESCRIPTION OF LANDS

Part of Lot 7, Concession 5 Albion described as Part 1, Plan 43R-22652, except Part 18, Plan 43R-30466 and Parts 1, 2 and 8, Plan 43R-37526, and Part of Lot 8, Concession 5 Albion described as Part 1, Plan 43R-20624, except Part 3, Plan 43R-22652, Part 22, Plan 43R-30466 and Parts 3, 4, 5, 6 and 7, Plan 43R-37526; t/w RO1119972; together with an easement over Part of Lot 7, Concession 5 Albion described as Parts 4, 5, 6 and 7, Plan 43R-35854 as in PR2540111, Town of Caledon.

(being all of PIN 14326-1847 (LT))

24159175.11

SCHEDULE B

DUE DILIGENCE DOCUMENTS

1.	Any existing surveys of the Property.
2.	Copies of all environmental, building condition, heating, ventilation, air conditioning and roof reports relating to the Property.
3.	All plans and specifications for the Property.
4.	Copies of realty tax bills and assessment notices relating to the Property for the last three (3) calendar years, together with copies of notices of outstanding realty tax appeals, if any.
5.	Minutes of Meeting dated June 25, 2020 circulated by CIMA Canada Inc. regarding the Region of Peel Class Environmental Assessment Study for Coleraine Drive Grade Separation (South Of Old Ellwood Drive), Town of Caledon and the response in respect thereof from the Vendor dated July 27, 2020, being all of the documentation or information in the Vendor’s possession regarding the same.
6.	Stormwater Management Due Diligence Brief prepared by Ware Malcolm dated July 8, 2021.
7.	Copies of any agreements that are not registered on title which are Permitted Encumbrances.
8.	Such other information and documentation as the Purchaser may reasonably request in the possession or control of the Vendor to be delivered within two (2) Business Days of written request therefor.

24159175.11

SCHEDULE C

PERMITTED ENCUMBRANCES

"Permitted Encumbrances" means:

1.1	Reservations, easements, rights of way, restrictive covenants, building schemes, licenses, servitudes, watercourses, rights of water, rights of access or user airport zoning regulations or other similar rights in land (including, without restriction, rights of way and servitudes for railways, light rail transit systems, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other persons and rights reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant, agreement or permit, including the right to terminate same or to require annual payments as a condition to the continuance thereof.
1.2	Security given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the development, management, ownership and operation of the Property.
1.3	The reservations, limitations, exceptions, provisos and conditions, if any, expressed in the original grant from the Crown, including, without limitation, the reservation of any mines and minerals in the Crown or in any other person.
1.4	Subdivision agreements, site plan control agreements, servicing agreements, encroachment agreements, development agreements, tunnel agreements and other similar agreements with government authorities affecting the development or use of the Property and security given therefor.
1.5	Encumbrances respecting encroachments by improvements on the Property over neighbouring lands and/or permitted under agreements with the owners of such neighbouring lands and encroachments over the Property by improvements of neighbouring land owners, and any matters disclosed in any survey of the Property delivered on behalf of the Vendor to the Purchaser.
1.6	Encumbrances for real property taxes (which term includes charges, rates and assessments, and other governmental charges or levies) or charges for electricity, power, gas, water and other services and utilities in connection with the Property that have accrued but are not yet due and owing or, if due and owing, are adjusted for pursuant to the Purchase Agreement.
1.7	Existing municipal restrictions, by-laws, regulations, ordinances and similar instruments related to development and zoning.
1.8	The exceptions and qualifications contained in Section 44 of the Land Titles Act (Ontario), save and except Paragraph 11 thereof respecting the Planning Act (Ontario) and Paragraph 14 thereof respecting dower rights.

24159175.11

1.9	Any rights of expropriation, access or use or any other similar rights conferred or reserved by or in any statutes of Canada or the Province of Ontario (but not any actual claims pursuant thereto).
1.10	Registered restrictive covenants, private deed restrictions and other similar registered land use controls or agreements.
1.11	Title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use or marketability of the Property for the purposes for which it is presently held.
1.12	Instrument Nos. RO1177934, PR1079855, PR3098401 and PR3120500.
1.13	Easement in favour of Hydro One Networks Inc. registered as Instrument No. PR1079856.
1.14	Reference Plans 43R-16543, 43R-19666, 43R-20624, 43R-22652, 43R-30466 and 43R-37526.
1.15	The Ritchie Lease.

24159175.11

SCHEDULE D

FORM OF RELIANCE LETTERS

August 3, 2021

Attention:

Letter of Reliance: 3 – 5 Manchester Court, Bolton, Ontario

Re:Pinchin File: 282931

With respect to the above-noted property (Site), Pinchin Ltd. (Pinchin) hereby refers to the following documents (Reports) prepared by Pinchin solely and exclusively for Ritchie Bros. Properties Ltd. (Client) under contracts dated May 6 and 18, 2021:

●	“Phase I Environmental Site Assessment, 3 – 5 Manchester Court, Bolton, Ontario”, Pinchin File: 292931, dated June 14, 2021; and
●	“Baseline Property Condition Assessment, 3 Manchester Court, Bolton, Ontario”, Pinchin File: 292931.001, dated June 21, 2021.

As requested by Client, Pinchin hereby confirms that (Parties) shall be entitled to rely on the Reports as if the Reports were originally commissioned by them.

This reliance agreement and Parties’ reliance on the Reports are conditional upon Parties agreeing to:

1.	The terms, conditions and limitations stipulated in Pinchin’s contracts/agreements with Client and those stipulated in the Reports;
2.	Rely on the Reports for the express and sole purpose of purchase involving the Site;
3.	Have no greater rights than those of Client as contained in the contracts/agreements with Client and those in the Reports;
4.	Rely on the Reports in their entirety; and
5.	Acknowledge that the accuracy of information was current as of the reporting dates, or as otherwise specified in the Reports. No warranty is being made or implied regarding changes to Site conditions following the release of the Reports.

Parties agree not to disclose or distribute this agreement or Reports to any third party without prior written authorization from Client and Pinchin. This reliance agreement is not assignable and does not confer any right or benefit upon any third party unless advance written agreement is made between Pinchin and the third party.

24159175.11

Letter of Reliance 3 – 5 Manchester Court, Bolton, Ontario	August 3, 2021 Pinchin File: 282931

Should Parties not agree with all of the above-noted conditions, then reliance is not granted and this letter should be returned to Pinchin immediately.

Sincerely,
Pinchin Ltd.

Prepared by:

Robert Daciw, B.Sc., P.Geo.

Director, Real Estate Due Diligence
416.333.7339

rdaciw@pinchin.com

292931 Reliance Oxford 3 – 5 Manchester Court Bolton ON August 3 2021.docx

Template: Master Template for Letter of Reliance, July 14, 2019© 2021 Pinchin Ltd.

24159175.11

SCHEDULE E

FORM OF ZONING BY-LAW AMENDMENT FOR REPLACEMENT PROPERTY

Buildings, structures or lands used for the specific purpose of the outdoor display and storage of new and/or used equipment and vehicles used for auction, sale, rental and repair and may include buildings and/or accessory buildings for auction and sales, offices and for repairs and the storage of materials associated with the principle Auctioneer’s Facility use. Notwithstanding the above, the outdoor display and storage of equipment and vehicles shall be permitted to face and be visible from a public road.

24159175.11